UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2011
PINNACLE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13641	95-3667491

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8918 Spanish Ridge Avenue, Las Vegas, Nevada	89148

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (702) 541-7777
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) and (e)
Appointment of Executive Vice President and Chief Financial Officer
On March 28, 2011, the Board of Directors (the “Board”) of Pinnacle Entertainment, Inc. (the “Company”) appointed Carlos Ruisanchez, age 40, as the Company’s Executive Vice President and Chief Financial Officer effective as of April 1, 2011. In his new role, Mr. Ruisanchez shall be the principal financial officer and principal accounting officer of the Company. Mr. Ruisanchez replaces Stephen H. Capp who is the Company’s Executive Vice President and Chief Financial Officer until March 31, 2011.
Prior to his appointment as the Company’s Executive Vice President and Chief Financial Officer, Mr. Ruisanchez served as the Company’s Executive Vice President of Strategic Planning and Development since August 2008. In his new role, Mr. Ruisanchez will remain responsible for the Company’s strategic planning and development. Prior to joining the Company, Mr. Ruisanchez was Senior Managing Director at Bear, Stearns & Co. Inc. where he held various positions starting from 1997 to 2008. As Senior Managing Director of Bear, Stearns & Co., Mr. Ruisanchez was responsible for corporate clients in the gaming, lodging and leisure industries, as well as financial sponsor banking relationships.
There is no family relationship between Mr. Ruisanchez and any of the directors or executive officers of the Company. In addition, there are no arrangements or understandings between Mr. Ruisanchez and any other persons pursuant to which Mr. Ruisanchez was selected as an officer.
Employment Agreement with Carlos Ruisanchez
On March 28, 2011, the Company entered into an Employment Agreement, effective as of April 1, 2011, with Mr. Ruisanchez as the Company’s Executive Vice President and Chief Financial Officer (the “Employment Agreement”). The Employment Agreement replaces the Amended and Restated Employment Agreement between the Company and Mr. Ruisanchez, dated December 22, 2008, as amended.
The Employment Agreement provides that Mr. Ruisanchez will earn an annual base salary of $580,000. Mr. Ruisanchez is also entitled to earn bonuses with respect to each year of the term with a targeted bonus of 80% of his annual salary determined under the Company’s Annual Performance Based Plan for Executive Officers as established by the Compensation Committee (the “Committee”) of the Board (the “Bonus Plan”). The parties contemplate that the setting of the targets and goals and the payment of bonuses under the Bonus Plan will be done in such a manner as to qualify such bonuses as “performance based” compensation under Section 162(m) of the Internal Revenue Code. Mr. Ruisanchez may also receive special bonuses in addition to his annual bonus eligibility at the discretion of the Board or the Committee. Any bonus paid to Mr. Ruisanchez may be in cash or restricted stock, as determined in the Company’s discretion.
In addition, the Employment Agreement provides that on March 28, 2011, Mr. Ruisanchez shall receive an option to purchase 240,000 shares of the Company’s common stock, which option vests in four equal annual installments with a seven year term, with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The grant of options shall be made pursuant to the Company’s 2005 Equity and Performance Incentive Plan.
The Employment Agreement provides for an initial term ending March 31, 2014; provided that commencing on November 30, 2013 and as of November 30 of each year thereafter (each a “Renewal Date”), the Employment Agreement will automatically renew for successive one-year periods, unless notice of non-renewal is provided in writing by either party at least one hundred and twenty days (120) days before the Renewal Date.
If Mr. Ruisanchez’s employment terminates for any reason other than dismissal for “cause” (as defined in the Employment Agreement), Mr. Ruisanchez would receive an annual bonus for the year of termination based on the actual financial results for the full year in which the termination occurred, prorated for the portion of the year before the termination.
If Mr. Ruisanchez’s employment is terminated by the Company without cause or by Mr. Ruisanchez for “good reason” (as defined in the Employment Agreement) other than within 18 months following a “change of control” (as defined in the Employment Agreement), Mr. Ruisanchez would be entitled to certain payments equal to 150% of the sum of his salary then in effect and the average annual bonus paid to Mr. Ruisanchez for the past three consecutive years (or such shorter period during which Mr. Ruisanchez is employed, with the bonus for any period of less than a full year being annualized). The salary component would be paid in monthly installments over 18 months, and the bonus component would be paid in two equal annual installments on the first and second anniversaries of the termination of employment. In addition, Mr. Ruisanchez would be entitled to receive any unpaid salary and a pro-rated bonus for the year of termination. Also, any outstanding unvested stock options, restricted stock or restricted stock units (the “Equity Grants”) at the date of termination which would otherwise vest during the twelve (12) months following termination shall immediately become vested and may be exercised by Mr. Ruisanchez until the earlier of the expiration of their stated terms or within one (1) year after termination. The remaining unvested Equity Grants shall immediately terminate. Further, Mr. Ruisanchez would also be entitled to receive continuation of health benefits coverage for himself and his dependents and disability insurance coverage for 18 months following termination.

If Mr. Ruisanchez’s employment is terminated by the Company without cause or he terminates for “good reason” on or in connection with a “change of control” (as such terms are defined in the Employment Agreement), Mr. Ruisanchez would be entitled to a lump sum payment of 150% of the sum of his salary then in effect and the average annual bonus paid to Mr. Ruisanchez for the past three consecutive years (or such shorter period during which Mr. Ruisanchez is employed, with the bonus for any period of less than a full year being annualized). In addition, Mr. Ruisanchez would be entitled to receive any unpaid salary and a pro-rated bonus for the year of termination. Also, all unvested Equity Grants, including any unvested replacement Equity Grants that may have been granted to him to replace unvested Equity Grants that expired by their terms in connection with a change of control, shall immediately become vested and may be exercised in accordance with their terms or within one (1) year after termination. To the extent that any unvested Equity Grants terminate by their terms at the time of or in connection with a change of control and replacement Equity Grants of at least equivalent value are not granted to Mr. Ruisanchez, then he shall receive as additional cash severance at the time of termination the consideration paid for the securities underlying the unvested expired Equity Grants at the time of the change of control less, to the extent applicable, (a) the exercise price or other consideration payable by him for the Equity Grants; and (b) the value of any replacement Equity Grants realized by him through or as a result of such termination. Further, Mr. Ruisanchez would also be entitled to receive continuation of health benefits coverage for himself and his dependents and disability insurance coverage for 18 months following termination.
Any payment on account of termination of Mr. Ruisanchez which is deemed to be “deferred compensation” under Internal Revenue Code Section 409A will be delayed for six months after the termination of employment, except in the case of Mr. Ruisanchez’s death.
Certain non-competition, no-hire-away, and non-solicitation covenants apply to Mr. Ruisanchez for specified periods following the termination of his employment under certain circumstances.
The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01.	Other Events.
On March 28, 2011, Pinnacle Entertainment, Inc. issued a press release announcing Mr. Ruisanchez’s appointment as the Company’s Executive Vice President and Chief Financial Officer. A copy of this press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1	Employment Agreement, dated March 28, 2011, between Pinnacle Entertainment, Inc. and Carlos Ruisanchez.
Exhibit 99.1	Press Release dated March 28, 2011, issued by Pinnacle Entertainment, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)
Date: March 29, 2011	By:	/s/ John A. Godfrey
John A. Godfrey
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 10.1	Employment Agreement, dated March 28, 2011, between Pinnacle Entertainment, Inc. and Carlos Ruisanchez.
Exhibit 99.1	Press Release dated March 28, 2011, issued by Pinnacle Entertainment, Inc.